Exhibit 10.33

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between James W. McCollum (“Executive”) and Restoration Robotics, Inc. (the “Company”) is made effective eight (8) days after Executive’s signature hereto (the “Effective Date”). Any reference to the Company throughout this Agreement shall include the Company, its subsidiaries and any successors thereto.

A. Executive’s employment with the Company and status as an officer, director and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C. The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain employment offer letter agreement by between Executive and the Company, dated as of October 23, 2005 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Executive acknowledges and agrees that his status as an officer, a member of the board of directors and employee of the Company will end effective as of the close of business on December 30, 2016, unless terminated earlier by the Company for any reason (such date, the “Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Transition Services.

(a) Transition Period. During the period of time (the “Transition Period”) commencing on the Effective Date and ending on the Termination Date, Executive shall be available to provide services to the Company as the Company’s Chief Executive Officer, on an exclusive basis, and shall provide such services (the “Transition Services”) as are customary for a Chief Executive Officer and as may be requested by the Company’s Board of Directors from time to time. During the Transition Period, Executive reaffirms his commitment to remain in compliance with that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Transition Period. Executive acknowledges and agrees that, during the Transition Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.

(b) Salary and Benefits Continuation. During the Transition Period, Executive will continue to be paid his base salary at the rate in effect on the Effective Date, reimbursement of commuting expenses as set forth in Employment Agreement, accrue paid vacation and be eligible for all employee benefit plans generally available to executives of the Company through the Termination Date; provided, however, that Executive shall not be eligible for any annual performance bonus for fiscal year 2016. All payments made to Executive during the Transition Period will be subject to standard payroll deductions and withholdings.

(c) Equity Awards. During the Transition Period, Executive’s options to purchase shares of Company common stock (collectively, “Equity Awards”) shall continue to vest and, if applicable, become exercisable and the restrictions thereupon lapse in accordance with their original vesting schedules, subject to Executive continuing to provide the Transition Services to the Company. Subject to Section 4(c) below, in the event Executive ceases to provide the Transition Services, Executive’s unvested Equity Awards shall be forfeited as of the date of such complete cessation of services. Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Employment Agreement), the vesting and exercisability of the Equity Awards shall automatically accelerate as to fifty percent (50%) of the then-unvested shares subject thereto, subject to Executive continuing to provide services to the Company through the date the Change of Control is consummated.

(d) Monthly Transition Bonus. For each calendar month of service Executive completes during the Transition Period, effective March 1, 2016, Executive shall be paid $20,000, less applicable withholdings and deductions, in accordance with the Company’s standard payroll practices. Such monthly cash payment shall be pro-rated for any partial service during the calendar month in which the Transition Period ends. Executive is only eligible for the monthly cash bonus so long as Executive provides the Transition Services to the reasonable satisfaction of the Company, as determined by the Company’s board of directors in good faith; once the Transition Period has been terminated, Executive shall no longer be eligible to receive any monthly cash bonus. The final monthly transition bonus will be paid in full to Executive within ten (10) business days from last full day of employment.

(e) Protection of Information. Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck. As required by law, the Company will pay Executive within seventy two (72) hours of the Termination Date all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement or a Release of Claims.

(b) Business Expenses. Executive agrees that, within ten (10) business days after the Termination Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement and, on or within thirty (30) days following the Termination Date, the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) and Executive’s performance of his continuing obligations pursuant to this Agreement, the Employment Agreement and the Confidentiality Agreement, to provide Executive the severance benefits set forth below (unless Executive was terminated for Cause prior to the end of the Transition Period, in which case, Executive shall not be eligible for the benefits described in this Section 4). Specifically, the Company and Executive agree as follows:

(a) Severance. The Company shall continue to pay to Executive his base salary at the rate in effect as of immediately prior to the Termination Date for the Severance Period (as defined below). Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions, with each payment deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The first such payment shall commence on the first payroll date following the date the Release of Claims becomes effective and irrevocable, which shall include amounts otherwise due and payable under this Section 4(a) on or before such date. Further, and consistent with and in full satisfaction of Executive’s Employment Agreement, the Company will directly pay or reimburse Executive for COBRA premiums following the Termination Date as set forth herein in Section 4(b) below and stock option vesting will be accelerated as set forth herein in Section 4(c) below. For purposes of this Agreement, the “Severance Period” shall mean the period of time commencing on the Termination Date and ending on the earlier of (i) the twelve (12)-month anniversary of the Termination Date and (ii) the date Executive commences full-time employment with another employer.

(b) Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first (1st) anniversary of the Termination Date or (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(c) Equity Awards: The Company shall accelerate the vesting of each Equity Award held by Executive as of the Termination Date with respect to that number of unvested shares as otherwise would have vested had Executive continued employment with the Company for the twelve (12)-month period immediately following the Termination Date. All Equity Awards shall otherwise remain subject in all respects to the restrictions of the applicable Equity Award agreements between the Executive and the Company and the Company’s applicable equity incentive plan. All unvested shares subject to Equity Awards held by the Executive as of the Termination Date (after giving effect to the accelerated vesting provided under this Section 4(c)) shall terminate and be forfeited as of the Termination Date.

(d) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e) Sole Separation Benefit. Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement, the Employment Agreement and the Release of Claims. Thus, for any Company sponsored employee benefits not referenced in this Agreement, Executive will be treated as a terminated employee effective on the Termination Date. This includes but is not limited to the Company’s 401(k) plan and Company sponsored life insurance and long-term disability insurance. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the Release of Claims.

(f) Unemployment Benefits. After the Termination Date, Executive may apply for unemployment benefits. Whether Executive receives benefits will be determined by the State.

5. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement and the Release of Claims shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement, and each such agreement shall be deemed terminated and of no further effect as of the Termination Date.

6. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, divisions, predecessors, successors, assigns, shareholders, subsidiaries, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any rights and benefits under this Agreement or benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, without limitation, the terms of any Company equity compensation plan and/or any equity compensation agreement between Executive and the Company;

(v) Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, and under the terms of any policy of insurance purchased by the Company; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the transition benefits provided by Section 2 of the Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date; and (vi) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to Brian Cuneo, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, fax: (650) 463-2600.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Mutual Non-Disparagement, Transition, Transfer of Company Property; Confidentiality; and Job References.

(a) Mutual Non-Disparagement. Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. The officers, directors, and managing agents of the Company agree to refrain from discussing or making any derogatory or disparaging remarks or statements, oral or written, to any third parties concerning Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation; provided that the Company officers, directors, and managing agents will respond accurately and fully to any question, inquiry or request for information when required by legal process.

(b) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c) Transfer of Company Property. Except as otherwise contemplated in this Agreement, on or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement. By executing and returning this Agreement and the Release of Claims, Executive is certifying that Executive has complied with Executive’s obligation herein to immediately return all Company documents and information regardless of where Executive has maintained such Company property. Executive’s compliance with the terms of this Section 7(c) is a condition precedent to Executive’s eligibility to receive the payments and benefits described in Section 4 above.

(d) Confidentiality. The provisions of this Agreement and the Release of Claims will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (i) Executive may disclose this Agreement to Executive’s immediate family; (ii) Executive may disclose this Agreement and the Release of Claims in confidence to Executive’s attorneys, accountants, auditors, tax preparers, and financial advisors; and (iii) Executive may disclose this Agreement and the Release of Claims insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement or the Release of Claims to any current or former Company employee or independent contractor.

(e) Job References. Executive should direct any job reference inquiries to the Company’s Human Resources. Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment. The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

8. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11. Miscellaneous. This Agreement, collectively with the Confidentiality Agreement and the General Release of Claims attached as Exhibit A hereto, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including without limitation the Employment Agreement. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13. Maintaining Confidential Information. Executive reaffirms his obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

14. Executive’s Cooperation. Before, on and after the Termination Date, Executive agrees to cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed. Upon Executive requests, with supporting invoices, Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive providing such cooperation. If Executive is named as a defendant or potential defendant in any claim against the Company or Executive regarding Executive’s actions or inactions which occurred in the proper scope of Executive’s employment at the Company, the Company will provide Executive legal defense against such claim and shall indemnify Executive against any potential liability arising under such claim to the extent permitted by law.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: March 24, 2016
/s/ James W. McCollum
James W. McCollum

RESTORATION ROBOTICS, INC.
DATED: March 22, 2016
	By:	/s/ Fred H. Moll
Fred H. Moll
Chairman of the Board

S-1

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of                 , 201   , between James W. McCollum (“Executive”) and Restoration Robotics, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Section 1(c), below. Any reference to the Company throughout this Release shall include the Company, its subsidiaries and any successors thereto.

1. Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, divisions, predecessors, successors, assigns, shareholders, subsidiaries, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621. et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, without limitation, the terms of any Company equity compensation plan and/or any equity compensation agreement between Executive and the Company;

(v) Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, and under the terms of any policy of insurance purchased by the Company; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Release; (iii) Executive has twenty-one (21) days from the date of this Release to execute this Release (although Executive may choose to voluntarily execute this Release earlier); (iv) Executive has seven (7) days following the execution of this Release by Executive to revoke the Release, and Executive will not receive the severance benefits provided by Section 4 of that certain Transition and Separation Agreement entered into between the Parties as of March 24, 2016 (the “Transition and Separation Agreement”) unless and until such seven (7) day period has expired; (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Executive, provided that the Company has also executed this Release by that date; and (vi) this Release does not affect Executive’s ability to test the knowing and voluntary nature of this Release. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to Brian Cuneo, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, fax: (650) 463-2600.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2. Executive Representations. Executive represents and warrants that:

(a) Executive has returned to the Company all Company property in Executive’s possession pursuant to Section 7(c) of the Transition and Separation Agreement;

(b) Executive is not owed wages, commissions, bonuses or other compensation, other than any payments that become due under Sections 2(d), 3 and 4 of the Transition and Separation Agreement;

(c) During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law;

(d) From the date Executive executed the Transition and Separation Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about the Company, nor will Executive do so in the future; and

(e) Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release. Executive reaffirms his obligations under Section 7(a).

3. Maintaining Confidential Information. Executive reaffirms his obligations under that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”). Executive acknowledges and agrees that the payments provided in Section 4 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. Executive reaffirms his confidentiality obligations under Section 7(d) of the Transition and Separation Agreement.

4. Cooperation with the Company. Executive reaffirms his obligations to cooperate with the Company pursuant to Section 14 of the Transition and Separation Agreement.

5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a member of the board of directors of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	RESTORATION ROBOTICS, INC.

James W. McCollum	By: Fred H. Moll
Title: Chairman of the Board
Date:	Date: